SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D-A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*


                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    412552101
                          -----------------------------
                                 (CUSIP Number)

        Tami E. Nason, Esq.          COPY TO:        Christopher A. Klem, Esq.
        Harvard Private Capital                      Ropes & Gray
          Group, Inc.                                One International Place
        600 Atlantic Avenue                          Boston, MA 02110
        Boston, MA  02210                            (617) 951-7410
        (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                       January 9, 1997 - January 17, 1997
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          | Page 2 of 155 Pages        |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |      6,959,492 shares of Common Stock (See Item 5) |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |      ---                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |      6,959,492 shares of Common Stock (See Item 5) |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |      ---                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               6,959,492 shares of Common Stock (See Item 5)             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               7.4%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 2 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |  Page 3 of 155 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |      0 shares of Common Stock (See Item 5)         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |      ---                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |      0 shares of Common Stock (See Item 5)         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |      ---                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               0 shares of Common Stock (See Item 5)                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 3 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |  Page 4 of 155 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |      194,057 shares of Common Stock (See Item 5)   |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |      ---                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |      194,057 shares of Common Stock (See Item 5)   |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |      ---                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               194,057 shares of Common Stock (See Item 5)               |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.2%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 4 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |  Page 5 of 155 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               President and Fellows of Harvard College                  |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |      388,074 shares of Common Stock (See Item 5)   |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |      ---                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |      388,074 shares of Common Stock (See Item 5)   |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |      ---                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               388,074 shares of Common Stock (See Item 5)               |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.4%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 5 of 155 Pages

                                  SCHEDULE 13D

                            Harken Energy Corporation

                                Amendment No. 11

         This Amendment No. 11 hereby amends the initial Schedule 13D filed on February 23, 1988, and all amendments thereto.

Item 2.  Identity and Background.

         Item 2 is amended by adding thereto the following:

         Phemus Corporation, a Massachusetts corporation ("Phemus"), does not own any shares of the common stock, $0.01 par value (the "Common Stock") of Harken Energy Corporation, a Delaware corporation (the "Issuer"), and the same withdraws its filing as a reporting person of this Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is amended by adding thereto the following:

         The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Aeneas Venture Corporation, a Delaware corporation ("Aeneas"), President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), and Harvard Yenching Institute, a Massachusetts corporation ("HYI"), have been general funds (and income received therefrom), of Aeneas, Harvard and HYI, respectively.

Item 4.  Purpose of the Transaction.

         Item 4 is amended in its entirety to read as follows:

         Each of Aeneas, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Each of Aeneas, Harvard and HYI disclaims any intention to influence control of management.

         As part of its overall portfolio management as an institutional investor, each of Aeneas, Harvard and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         Other than as described above in this Item 4, neither Aeneas, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.


                              Page 6 of 155 Pages

Item 5.  Interest in Securities of the Issuer.

         Paragraphs (a), (b) and (c) of Item 5 is amended in its entirety to read as follows:

         (a), (b).

         Aeneas is the beneficial owner of 6,934,492 shares of Common Stock, and, solely for the purpose of Rule 13d-3(d)(1)(i) may be deemed to be the beneficial owner of 25,000 shares of Common Stock that Aeneas has the right to purchase, at any time, at a purchase price of $5.625 per share, for a total beneficial ownership of 6,959,492 shares (approximately 7.4% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission (the "SEC"), including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days).

         Phemus is the beneficial owner of 0 shares of Common Stock (0.0% of the shares of Common Stock of the Issuer).

         Harvard is the beneficial owner of 388,074 shares of Common Stock (approximately 0.4% of the shares of Common Stock based upon the most recently available filing by the Issuer with the SEC).

         HYI is the beneficial owner of 194,057 shares of Common Stock (approximately 0.2% of the shares of Common Stock based upon the most recently available filing by the Issuer with the SEC).

         Each of Aeneas, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         To the best of Aeneas's, Phemus's, HYI's and Harvard's knowledge and belief, none of the executive officers or directors of Aeneas, Phemus, or HYI nor the President, Fellows or other executive officers of Harvard College beneficially owns any shares of the Common Stock of the Issuer.


                              Page 7 of 155 Pages

         (c).

         Between January 9, 1997 and January 17, 1997, Aeneas sold 1,102,681 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange. The transaction dates, number of shares sold and prices per share during that period are as follows:

    Date of                    Shares of Common                   Price
  Transaction                     Stock Sold                    Per Share
  -----------                  ----------------                 ---------
January 9, 1997*                    10,241                        $3.53
January 9, 1997*                   368,800                        $3.56
January 10, 1997*                   82,980                        $3.53
January 15, 1997                    92,900                        $4.13
January 15, 1997                   330,076                        $4.03
January 16, 1997*                  185,783                        $3.98
January 17, 1997                    31,901                        $3.94

         Transactions denoted with an asterisk were pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

         On January 9, 1997, Phemus sold 321,679 shares of Common Stock of the Issuer in an open-market transaction on the American Stock Exchange. The transaction dates, number of shares sold and prices per share during that period are as follows:

    Date of                    Shares of Common                 Price
  Transaction                     Stock Sold                  Per Share
  -----------                  ----------------               ---------
January 9, 1997                    321,679                      $3.53

         This transaction was pursuant to Rule 144 under the 1933 Act.

         Between January 9, 1997 and January 17, 1997, Harvard sold 80,054 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange. The transaction dates, number of shares sold and prices per share during that period are as follows:

    Date of                    Shares of Common                   Price
  Transaction                    Stock Sold                     Per Share
  -----------                    ----------                     ---------

January 9, 1997*                   18,720                         $3.53
January 9, 1997*                   20,800                         $3.56
January 10, 1997*                   4,680                         $3.53
January 15, 1997                    5,200                         $4.13
January 15, 1997                   18,616                         $4.03
January 16, 1997*                  10,478                         $3.98
January 17, 1997                    1,560                         $3.94

         Transactions denoted with an asterisk were pursuant to Rule 144 under the 1933 Act.


                              Page 8 of 155 Pages

         Between January 9, 1997 and January 17, 1997, HYI sold 40,027 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange. The transaction dates, number of shares sold and prices per share during that period are as follows:

    Date of                    Shares of Common                   Price
  Transaction                     Stock Sold                    Per Share
  -----------                  -----------------                ---------
January 9, 1997*                    9,360                         $3.53
January 9, 1997*                   10,400                         $3.56
January 10, 1997*                   2,340                         $3.53
January 15, 1997                    2,600                         $4.13
January 15, 1997                    9,308                         $4.03
January 16, 1997*                   5,239                         $3.98
January 17, 1997                      780                         $3.94

         Transactions denoted with an asterisk were pursuant to Rule 144 under the 1933 Act.

         Except for the transactions described in this Item 5(c), neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas's, Phemus's, HYI's and Harvard's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President, Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.


                              Page 9 of 155 Pages

                                    EXHIBIT A

Member of Group                                    Classification of Member
---------------                                    ------------------------

Aeneas Venture Corporation                                  CO

President and Fellows
  of Harvard College                                        EP

Harvard-Yenching Institute                                  EP



                              Page 10 of 155 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers
                        --------------------------------

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.   Directors of Aeneas


                                              Present Principal
    Name                                         Occupation
    ----                                         ----------

Jack R. Meyer
                                  President, Harvard Management Company, Inc.

Michael R. Eisenson
                                  President and Chief Executive Officer, Harvard Private Capital Group, Inc.

Tim R. Palmer
                                  Managing Director, Harvard Private Capital
                                  Group, Inc.


         II. Executive Officers of Aeneas (in addition to those listed above under (I))


                                            Office/Position
     Name                                     with Aeneas
     ----                                     -----------

Michael R. Eisenson                         President

Verne O. Sedlacek                           Treasurer

John M. Sallay                              Vice President

Tami E. Nason                               Secretary

Kevin J. Tunick                             Assistant Secretary


                              Page 11 of 155 Pages

         III. Trustees of HYI

                                        Present Principal
     Name                                  Occupation
     ----                                  ----------

Professor Henry Rosovsky, Chairman      Professor, Harvard University

Linda Chisolm                           Associate of Episcopal Colleges

T. Jefferson Coolidge, Jr.              Private Investor

Professor Daniel Ingalls                Retired Professor, Harvard University

Ms. Phyllis D. Collins                  Trustee, Dillon Fund and the Clarence
                                        and Anne Dillon Dunwalke Trust

Jeremy Knowles                          Dean of Arts and Sciences,
                                         Harvard University

Dr. David W. Vikner                     President, United Board for Christian
                                        Higher Education in Asia

Dr. Nathan M. Pusey                     Retired President, Harvard University

Mr. Galen L. Stone                      Private Investor


         IV. Executive Officers of HYI (in addition to those listed under (III))

                                         Office/Position
    Name                                    with HYI
    ----                                    --------

Tu Weiming                               Director

Edward J. Baker                          Assistant Director


         V.   Directors of Phemus

                                         Present Principal
     Name                                   Occupation
     ----                                   ----------

Jack R. Meyer                            President, Harvard Management Company,
                                         Inc.

Verne O. Sedlacek                        Chief Financial Officer, Harvard
                                         Management Company, Inc.


                              Page 12 of 155 Pages

Michael R. Eisenson                      President and Chief Executive Officer,
                                         Harvard Private Capital Group, Inc.


         VI. Executive Officers of Phemus (in addition to those listed above under (VI))

                                          Office/Position
     Name                                   with Phemus
     ----                                   -----------

Michael R. Eisenson                       President

Verne O. Sedlacek                         Treasurer

Tim R. Palmer                             Vice President

Michael Thonis                            Vice President

Tami E. Nason                             Clerk

Kevin J. Tunick                           Assistant Clerk


         VII. President and Fellows of Harvard and Other Executive Officers of Harvard

                                          Office/Position
   Name                                    with Harvard
   ----                                    ------------

Neil Rudenstine                            President

Michael Roberts                            Secretary

D. Ronald Daniel                           Treasurer

Albert Carnesale                           Fellow

James R. Houghton                          Fellow

Robert G. Stone, Jr.                       Fellow`

Judith Richards Hope                       Fellow

Richard A. Smith                           Fellow

Henry Rosovsky                             Fellow



                              Page 13 of 155 Pages

Anne Taylor                                Acting Vice President and General
                                              Counsel

Sally Zeckhauser                           Vice President for Administration

Thomas M. Reardon                          Vice President of Alumni Affairs and
                                              Development

Elizabeth C. Huidekoper                    Vice President for Finance

James H. Rowe                              Vice President of Government,
                                              Community and Public Affairs


                              Page 14 of 155 Pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 1997


AENEAS VENTURE CORPORATION


By: /s/ Tami E. Nason
   -------------------------------
   Name:  Tami E. Nason
   Title: Authorized Signatory

PHEMUS CORPORATION


By: /s/ Tami E. Nason
   -------------------------------
   Name:  Tami E. Nason
   Title: Authorized Signatory


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


HARVARD YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


         Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Schedules I - XI to this Amendment No. 11 to Schedule 13-D are copies of the initial 13-D and all amendments thereto.



                              Page 15 of 155 Pages

                                                                      Schedule I
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                          Harken Oil & Gas Incorporated
                      -------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      -------------------------------------
                         (Title of Class of Securities)

                                    412552101
                      -------------------------------------
                                 (CUSIP Number)

 Verne O. Sedlacek                  COPY TO:           Christopher A. Klem, Esq.
 Harvard Management                                    Ropes & Gray
  Company, Inc.                                        One International Place
 600 Atlantic Avenue                                   Boston, MA 02110
 Boston, MA  02110                                     (617) 951-7410
 (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1987
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [X]

Check the following box if a fee is being paid with the statement [X] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 16 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [ ]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       7,962,461                                    |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       7,962,461                                    |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               7,962,461                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               29.8%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 17 of 155 Pages

                                  SCHEDULE 13D

Item 1.  Security and Issuer.

         This statement relates to the Common Stock, $1.00 par value (the "Common Stock"), of Harken Oil & Gas, Incorporated, a Delaware corporation (the "Issuer"), which has its principal executive offices at 4001 Airport Freeway, Suite 550, Bedford, Texas 76021.

Item 2.  Identity and Background.

         This statement is filed by Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"). The principal executive offices of Aeneas are located at 600 Atlantic Avenue, Boston, Massachusetts 02210.

         Aeneas is charitable title-holding company for a portion of the endowment funds of Harvard College.

         Aeneas' activities are carried on fro its office located at 600 Atlantic Avenue, Boston, Massachusetts.

         Information relating to the directors and executive officers of Aeneas and the individual President and Fellows of Harvard College and other executive officers of Harvard is contained in Appendix A attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas are citizens of the United States of America.

         None of Aeneas or, to the best of Aeneas' knowledge or belief, any of the persons listed in Appendix A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas nor, to the best of Aeneas' knowledge and belief, any of the persons listed in Appendix A has, during the past five years, been a party to a civil proceeding of judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this statement relates have been general funds (and income received therefrom) of Aeneas. The amount of funds used to date to acquire beneficial ownership of the shares of Common Stock to which this statement relates is approximately $14,800,000.



                              Page 18 of 155 Pages

Item 4.  Purpose of the Transaction.

         Aeneas has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Pursuant to the terms of a Shareholders' Agreement dated December 20, 1986, between Aeneas and Harken, Aeneas may covert shares and Promissory Notes it holds in KMI Acquisition Corporation into 500,000 additional shares of Harken Common Stock. Aeneas has from time to time engaged in discussions with Harken concerning the purchase by Aeneas of additional Harken Shares to finance acquisitions and proposed other programs by Harken. Aeneas has no plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4. Aeneas has previously reported its ownership position in the Issuer on Schedule 13G. Aeneas is at this time filing a Schedule 13D insofar as the size of its ownership may be deemed to have the possible effect of influencing control of management. Aeneas disclaims any intention to influence control of management.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 7,962,461 shares of Common Stock (approximately 29.8% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days).

         Aeneas is the beneficial owner of all of the shares of Common Stock to which this statement relates, and has sole power to vote and dispose of all of such shares.

         Donald D. Beane, a director of the Issuer and a Vice President of Aeneas, is the beneficial owner of 1,000 shares of the Common Stock of the Issuer. Michael Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 7,000 shares of Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 15,000 shares of Common Stock of the Issuer. Nils P. Peterson, a vice president of Aeneas, is the beneficial owner of 24,000 shares of Common Stock of the Issuer. To the best of Aeneas' knowledge and belief, none of the other officers or directors of Aeneas or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Aeneas has not engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas' knowledge and belief, none of the directors or executive officers of Aeneas, nor any of the President or Fellows or other executive officers of Harvard has engaged in any transaction in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                              Page 19 of 155 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Harvard Management Company, Inc. has full discretion to direct the receipt of dividends from ("HMC") and the vote of the shares of the Issuer held by Aeneas. HMC is a charitable membership corporation operated for the benefit of Harvard.

Item 7.  Material to be Filed as Exhibits.

         None.



                              Page 20 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            February 23, 1988

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title:  Vice President/Treasurer




                              Page 21 of 155 Pages

                                   APPENDIX A

                        Directors and Executive Officers

     The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.   Directors of Aeneas

        Name                               Present Principal Occupation
        ----                               ----------------------------
Walter M. Cabot                     President, Harvard Management Company, Inc.
Roderick M. MacDougall              Treasurer, Harvard University
Michael Thonis                      Partner, Harvard Management Company, Inc.

         II. Executive Officers of Aeneas (in addition to those listed above under (I))

         Name                               Office/Position with Aeneas
         ----                               ---------------------------
Roderick M. MacDougall              Chairman of the Board of Directors
Walter M. Cabot                     President
Henry J. Ameral                     Secretary and Vice President
Verne O. Sedlacek                   Vice President and Treasurer
Donald D. Beane                     Vice President
Michael Thonis                      Vice President
Scott M. Sperling                   Vice President
Nils P. Peterson                    Vice President
Michael Eisenson                    Vice President



                              Page 22 of 155 Pages

         III. President and Fellows of Harvard and Other Executive Officers of Harvard

         Name                               Office/Position with Harvard
         ----                               ----------------------------
Derek C. Bok                        President
Roderick M. MacDougall              Treasurer
Charles P. Slichter                 Fellow
Robert G. Stone, Jr.                Fellow
Andrew Heiskell                     Fellow
Coleman M. Mockler, Jr.             Fellow
Henry Rosovsky                      Fellow
Daniel Steiner                      Vice President and General Counsel
Sandra Zeckhauser                   Vice President
Frederick Glimp                     Vice President of Alumni Affairs
Robert Scott                        Vice President of Financial Affairs
John Shattuck                       Vice President of Government, Community and
                                    Public Affairs



                              Page 23 of 155 Pages

                                                                    Schedule II
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Harken Energy Corporation
                      -------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      -------------------------------------
                         (Title of Class of Securities)

                                    412552101
                      -------------------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 1, 1988
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 24 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,407,070                                    |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,407,070                                    |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,407,070                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               24.6%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 25 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Harken Energy Corporation
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)


                                    412552101
               ---------------------------------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
   Company, Inc.                                       One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 1, 1988
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 26 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       666,800                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       666,800                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               666,800                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 27 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Harken Energy Corporation
                 ----------------------------------------------
                                (Name of Issuer)

                                  Common Stock

                 ----------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                 ----------------------------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
   Company, Inc.                                       One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 1, 1988
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 28 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       166,700                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       166,700                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               166,700                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 29 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 1

Item 1.  Security and Issuer.

         This amended statement relates to the Common Stock, $1.00 par value (the "Common Stock"), of Harken Energy Corporation, a Delaware corporation (the "Issuer" or "Harken"), which has its principal executive offices at 4001 Airport Freeway, Suite 550, Bedford, Texas 76021.

Item 2.  Identity and Background.

         This amended statement is filed by The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of Harvard and title-holding Company for the endowment fund of Harvard University and the Harvard-Yenching Institute ("HYI"), a Massachusetts nonprofit corporation. The principal executive offices of Aeneas are located at 600 Atlantic Avenue, 15th Floor, Boston, Massachusetts 02210. The principal executive offices of Harvard are located at Massachusetts Hall, Cambridge, Massachusetts 02138. The principal executive offices of HYI are located at 2 Divinity Avenue, Cambridge, Massachusetts 02138.

         Aeneas is charitable title-holding company for a portion of the endowment fund of Harvard University. Harvard is a Massachusetts educational corporation that administers the endowment fund of Harvard University. HYI is a Massachusetts nonprofit corporation.

         Aeneas's activities are carried on from its office located at 600 Atlantic Avenue, Boston, Massachusetts. Harvard's activities are carried on from its office located at Massachusetts Hall, Cambridge, Massachusetts. HYI's activities are carried on from its office located at 2 Divinity Avenue, Cambridge, Massachusetts.

         Information relating to the directors and executive officers of Aeneas, HYI and the individual President and Fellows of Harvard College and other executive officers of Harvard is contained in Appendix A attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas, HYI and Harvard are citizens of the United States of America.

         None of Aeneas, Harvard or HYI or, to the best of Aeneas's, Harvard's, or HYI's knowledge or belief, any of the persons listed in Appendix A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas, Harvard nor HYI nor, to the best of Aeneas's, Harvard's, or HYI's knowledge and belief, any of the persons listed in Appendix A has, during the past five years, been a party to a civil proceeding of judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future



                              Page 30 of 155 Pages
violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this statement relates held by each of Aeneas, Harvard, and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Harvard and HYI. The amount of funds used to date to acquire beneficial ownership of the shares of Common Stock to which this statement relates held by Aeneas, Harvard and HYI is respectively, approximately $17,300,000, $1,000,000 and $500,000.

Item 4.  Purpose of the Transaction.

         Each of Aeneas, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Pursuant to the terms of a Shareholders' Agreement dated December 20, 1986, between Aeneas and Harken, Aeneas may convert shares and Promissory Notes it holds in KMI Acquisition Corporation into 500,000 additional shares of Harken Common Stock. Aeneas has from time to time engaged in discussions with Harken concerning the purchase by Aeneas of additional Harken Shares to finance acquisitions and proposed other programs by Harken. Aeneas has no plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4. Aeneas, Harvard and HYI are at this time filing this amendment to the Schedule 13D filed by Aeneas on March 29, 1988, insofar as the size of their aggregate ownership has decreased by more than 1%. Each of Aeneas, Harvard and HYI disclaims any intention to influence control of management.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,407,070 shares of the Common Stock (approximately 24.6% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days). Harvard is the beneficial owner of 666,800 shares of the Common Stock (approximately 2.0% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 166,700 shares of Common Stock (approximately 0.5% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Aeneas, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.



                              Page 31 of 155 Pages

         Donald D. Beane, a director of the Issuer and a Vice President of Aeneas, is the beneficial owner of 1,000 shares of the Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Michael R. Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 7,000 shares of Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 15,000 shares of Common Stock of the Issuer. Nils P. Peterson, a vice president of Aeneas, is the beneficial owner of 24,000 shares of Common Stock of the Issuer. To the best of Aeneas's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Neither Aeneas, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d). None.

         (e). Not applicable.

Item 6.       Contracts, Arrangements, Understandings or
              Relationships with Respect to Securities of the Issuer.

         Harvard Management Company, Inc. ("HMC") has full discretion to direct the receipt of dividends from and the vote of the shares of the Issuer held by Aeneas. HMC is a charitable membership corporation operated for the benefit of Harvard. The shares reported by Harvard include 4,168 shares of the Issuer held by the HMC Pension Trust, a pension fund operated to fund the employee retirement plan of HMC. Control of the HMC Pension Trust is exercised by certain members of Harvard and HMC.

Item 7.  Material to be Filed as Exhibits.

         None.



                              Page 32 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February __, 1989

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer

PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Walter M. Cabot
    ----------------------------------
    Name:  Walter M. Cabot
    Title: Deputy Treasurer


HARVARD-YENCHING INSTITUTE

By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name: Verne O. Sedlacek
    Title:  Authorized Signatory



                              Page 33 of 155 Pages

                                   APPENDIX A

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.   Directors of Aeneas

                                                Present Principal
     Name                                           Occupation
     ----                                       -----------------
Walter M. Cabot                                 President, Harvard
                                                  Management Company, Inc.
Michael G. Thonis                               Partner, Harvard
                                                  Management Company, Inc.
Vacancy(1)


         II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                                Office/Position
     Name                                         with Aeneas
     ----                                       ---------------
Vacancy(1)                                      Chairman of the Board of
                                                  Directors
Walter M. Cabot                                 President
Henry J. Ameral                                 Secretary and Vice President
Verne O. Sedlacek                               Vice President and Treasurer
Donald D. Beane                                 Vice President

--------
     (1) Roderick M. MacDougall, a director and Chairman of the Board of Directors of Aeneas, died in November 1988. A successor has not yet been named to fill the vacancies created by Mr. MacDougall's death.


                              Page 34 of 155 Pages

Michael G. Thonis                               Vice President
Scott M. Sperling                               Vice President
Nils P. Peterson                                Vice President
Michael Eisenson                                Vice President


    III. Trustees of HYI

                                                Present Principal
     Name                                          Occupation
     ----                                       ------------------
Professor Henry Rosovsky,                       Professor, Harvard University
  Chairman
T. Jefferson Coolidge, Jr.                      Private Investor
Professor Daniel Ingalls                        Retired Professor, Harvard
                                                  University
Dr. Paul T. Labay                               Member, Board of Directors,
                                                  United Board for Christian
                                                  Higher Education in Asia
Dr. James I. McCord                             Center for Theological Inquiry
Dr. Nathan M. Pusey                             Retired President, Harvard
                                                  University
Professor A. Michel Spence                      Dean, Faculty of Arts &
                                                  Sciences, Harvard University
Mr. Galen L. Stone                              Private Investor



                              Page 35 of 155 Pages

     IV. Executive Officers of HYI (in addition to those listed under (III))

                                                Office/Position
     Name                                          with HYI
     ----                                       ---------------
Professor Patrick Hannan                        Director
Edward J. Baker                                 Assistant Director



                              Page 36 of 155 Pages

      V. President and Fellows of Harvard and
         Other Executive Officers of Harvard

                                                Office/Position
     Name                                         with Harvard
     ----                                       ----------------
Derek C. Bok                                    President
Temporarily Vacant                              Treasurer
Charles P. Slichter                             Fellow
Robert G. Stone, Jr.                            Fellow
Andrew Heiskell                                 Fellow
Coleman M. Mockler, Jr.                         Fellow
Henry Rosovsky                                  Fellow
Daniel Steiner                                  Vice President and
                                                  General Counsel
Sandra Zeckhauser                               Vice President
Frederick Glimp                                 Vice President of
                                                  Alumni Affairs
Robert Scott                                    Vice President of
                                                  Financial Affairs
John Shattuck                                   Vice President of Government,
                                                  Community and Public Affairs



                              Page 37 of 155 Pages

                                    EXHIBIT A

Member of Group                                  Classification of Member
---------------                                  ------------------------
Aeneas Venture Corporation                                CO

The President and Fellows
  of Harvard College                                      EP

Harvard-Yenching Institute                                EP



                              Page 38 of 155 Pages

                                                                   Schedule III
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1988
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 39 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,379,211                                    |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,379,211                                    |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,379,211                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               24.6%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 40 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 2

Item 2, Item 3, Item 4, Item 5 and Item 6 of the Schedule 13D filed as of February 7, 1989 is hereby amended by replacing the current text of Item 2, Item 3, Item 4, Item 5 and Item 6, respectively, with the following text:

Item 2.  Identity and Background.

         This amended statement is filed by Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), and title-holding Company for the endowment fund of Harvard University. The principal executive offices of Aeneas are located at 600 Atlantic Avenue, 15th Floor, Boston, Massachusetts 02210.

         Aeneas is charitable title-holding company for a portion of the endowment fund of Harvard University.

         Aeneas's activities are carried on from its office located at 600 Atlantic Avenue, Boston, Massachusetts.

         Information relating to the directors and executive officers of Aeneas and the individual President and Fellows of Harvard College and other executive officers of Harvard is contained in Appendix A attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas are citizens of the United States of America.

         Neither Aeneas nor, to the best of Aeneas's knowledge or belief, any of the persons listed in Appendix A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas, nor to the best of Aeneas's knowledge and belief, any of the persons listed in Appendix A has, during the past five years, been a party to a civil proceeding of judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this statement relates held by Aeneas have been general funds (and income received therefrom) of Aeneas. The amount of funds used to date to acquire beneficial ownership of the shares of Common Stock (including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days) to which this statement relates held by Aeneas is approximately
$14,800,000.


                              Page 41 of 155 Pages

Item 4.  Purpose of the Transaction.

         Aeneas has purchased the shares of Common Stock (including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days) it beneficially owns as of the date of this statement for investment purposes. Pursuant to the terms of a Shareholders' Agreement dated December 20, 1986, between Aeneas and Harken, Aeneas may convert shares and Promissory Notes it holds in KMI Acquisition Corporation into 500,000 additional shares of Harken Common Stock. Aeneas has from time to time engaged in discussions with Harken concerning the purchase by Aeneas of additional Harken Shares to finance acquisitions and proposed other programs by Harken. Aeneas has no plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4. Aeneas is at this time filing this amendment to the Schedule 13D filed by Aeneas on March 29, 1988, insofar as the size of its aggregate ownership has decreased by more than 1%. Aeneas disclaims any intention to influence control of management.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,395,923 shares of the Common Stock (approximately 24.6% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days).

         Aeneas is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Donald D. Beane, a director of the Issuer and a Vice President of Aeneas, is the beneficial owner of 1,000 shares of the Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Michael R. Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 7,000 shares of Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 15,000 shares of Common Stock of the Issuer. Nils P. Peterson, a vice president of Aeneas, is the beneficial owner of 24,000 shares of Common Stock of the Issuer. To the best of Aeneas's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Aeneas has not engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas's knowledge and belief, none of the directors or executive officers of Aeneas has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.



                              Page 42 of 155 Pages

Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer.

         Harvard Management Company, Inc. ("HMC") has full discretion to direct the receipt of dividends from and vote the shares of the Issuer held by Aeneas. HMC is a charitable membership corporation operated for the benefit of Harvard.



                              Page 43 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November __, 1989

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    -------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer




                              Page 44 of 155 Pages

                                   APPENDIX A

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, 15th Floor Boston, Massachusetts 02210.

         I.  Directors of Aeneas

                                            Present Principal
     Name                                       Occupation
     ----                                   ------------------
Walter M. Cabot                             President, Harvard
                                              Management Company, Inc.

Michael G. Thonis                           Partner, Harvard
                                              Management Company, Inc.

Vacancy(2)                                  Treasurer, Harvard
                                              Management Company, Inc.


      II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                            Office/Position
     Name                                     with Aeneas
     ----                                   ---------------
Vacancy(1)                                  Chairman of the Board of Directors

Walter M. Cabot                             President

Henry J. Ameral                             Secretary and Vice President

Verne O. Sedlacek                           Vice President and Treasurer

Donald D. Beane                             Vice President

--------
     (2) Roderick M. MacDougall, a director and chairman of the Board of Directors of Aeneas, died in November, 1988. A successor has not yet been named to fill the vacancies created by Mr. MacDougall's death.


                              Page 45 of 155 Pages

Michael G. Thonis                           Vice President

Scott M. Sperling                           Vice President

Nils P. Peterson                            Vice President

Michael Eisenson                            Vice President


     III.    President and Fellows of Harvard and Other
             Executive Officers of Harvard

                                            Office/Position
     Name                                     with Harvard
     ----                                   ---------------
Derek C. Bok                                President

D. Ronald Daniel                            Treasurer

Charles P. Slichter                         Fellow

Robert G. Stone, Jr.                        Fellow

Andrew Heiskell                             Fellow

Coleman M. Mockler, Jr.                     Fellow

Henry Rosovsky                              Fellow

Daniel Steiner                              Vice President and
                                              General Counsel

Sandra Zeckhauser                           Vice President



                              Page 46 of 155 Pages

Frederick Glimp                             Vice President of
                                              Alumni Affairs

Robert Scott                                Vice President of
                                              Financial Affairs

John Shattuck                               Vice President of
                                              Government, Community
                                              and Public Affairs



                              Page 47 of 155 Pages

                                                                    Schedule IV
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
   Company, Inc.                                       One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 30, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 48 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [ ]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       9,264,873 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       9,264,873 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               9,264,873 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               28.3%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 49 of 155 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 30, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 50 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [ ]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       666,801                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       666,801                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               666,801 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 51 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 30, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 52 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [ ]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       166,700 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       166,700 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               166,700 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|


                              Page 53 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 4

         Item 3 of the Schedule is amended to read in its entirety as follows:

Item 3.  Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this statement relates held by each of Aeneas, Harvard, and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Harvard and HYI. The amount of funds used to date to acquire beneficial ownership of the shares of Common Stock to which this statement relates held by Aeneas, Harvard and HYI is respectively, approximately $21,644,812, $1,000,000 and $500,000. Aeneas acquired 16,712 shares of Common Stock of the Issuer in lieu of a $100,272 cash dividend in respect of its holdings of the Issuer's Series C Preferred Stock. Aeneas acquired an additional 868,450 shares of Common Stock of the Issuer in payment of a promissory note in the principal amount of $4,037,500 plus $304,750 accrued interest on such note of the Issuer to Aeneas.

         Item 5 of the Schedule is amended to read in its entirety as follows:

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 9,264,873 shares of the Common Stock (approximately 28.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days). Harvard is the beneficial owner of 666,801 shares of the Common Stock (approximately 0.0% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 166,700 shares of Common Stock (approximately 0.0% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Aeneas, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Donald D. Beane, a director of the Issuer and a Vice President of Aeneas, is the beneficial owner of 1,000 shares of the Common Stock of the Issuer and holds options to purchase up to



                              Page 54 of 155 Pages

25,000 additional shares of the Common Stock of the Issuer. Michael R. Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 7,000 shares of Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 15,000 shares of Common Stock of the Issuer. Nils P. Peterson, a vice president of Aeneas, is the beneficial owner of 24,000 shares of Common Stock of the Issuer. To the best of Aeneas's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Neither Aeneas, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                              Page 55 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 31, 1990

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer

PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Walter M. Cabot
    ----------------------------------
    Name:  Walter M. Cabot
    Title: Deputy Treasurer


HARVARD-YENCHING INSTITUTE

By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name: Verne O. Sedlacek
    Title:  Authorized Signatory



                              Page 56 of 155 Pages

                                   APPENDIX A

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.  Directors of Aeneas

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Walter M. Cabot                              President, Harvard
                                               Management Company, Inc.

Michael G. Thonis                            Partner, Harvard
                                               Management Company, Inc.

Vacancy(3)


        II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                             Office/Position
     Name                                    with Aeneas
     ----                                    ---------------
Vacancy(1)                                   Chairman of the Board of Directors

Walter M. Cabot                              President

Henry J. Ameral                              Secretary and Vice President

Verne O. Sedlacek                            Vice President and Treasurer

Donald D. Beane                              Vice President

Michael G. Thonis                            Vice President

--------
     (3) Roderick M. MacDougall, a director and Chairman of the Board of Directors of Aeneas, died in November, 1988. A successor has not yet been named to fill the vacancies created by Mr. MacDougall's death.



                              Page 57 of 155 Pages

Scott M. Sperling                            Vice President

Nils P. Peterson                             Vice President

Michael Eisenson                             Vice President


        III. Trustees of HYI

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Professor Henry Rosovsky,                    Professor, Harvard University
  Chairman

T. Jefferson Coolidge, Jr.                   Private Investor

Professor Daniel Ingalls                     Retired Professor, Harvard
                                               University

Dr. Paul T. Labay                            Member, Board of Directors, United
                                               Board for Christian Higher
                                               Education in Asia

Dr. James I. McCord                          Center for Theological Inquiry

Dr. Nathan M. Pusey                          Retired President, Harvard
                                               University

Professor A. Michael Spence                  Dean, Faculty of Arts & Sciences,
                                               Harvard University

Mr. Galen L. Stone                           Private Investor



                              Page 58 of 155 Pages

         IV. Executive Officers of HYI (in addition to those listed under (III))

                                             Office/Position
     Name                                        with HYI
     ----                                    ---------------
Professor Patrick Hannan                     Director

Edward J. Baker                              Assistant Director



                              Page 59 of 155 Pages

          V. President and Fellows of Harvard and
             Other Executive Officers of Harvard

                                             Office/Position
     Name                                     with Harvard
     ----                                    ----------------
Derek C. Bok                                 President

D. Ronald Daniel                             Treasurer

Robert Shenton                               Secretary

Charles P. Slichter                          Fellow

Robert G. Stone, Jr.                         Fellow

Judith Richards Hope                         Fellow

Coleman M. Mockler, Jr.                      Fellow

Henry Rosovsky                               Fellow

Daniel Steiner                               Vice President and
                                               General Counsel

Sally Zeckhauser                             Vice President

Fred L. Glimp                                Vice President of
                                               Alumni Affairs

Robert Scott                                 Vice President of
                                               Financial Affairs

John Shattuck                                Vice President of
                                               Government, Community
                                               and Public Affairs



                              Page 60 of 155 Pages

                                    EXHIBIT A

Member of Group                                 Classification of Member
---------------                                 ------------------------
Aeneas Venture Corporation                               CO

The President and Fellows
  of Harvard College                                     EP

Harvard-Yenching Institute                               EP



                              Page 61 of 155 Pages

                                                                     Schedule V
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 62 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,446,423 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,446,423 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,446,423 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               24.3%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 63 of 155 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                  COPY TO:            Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 64 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       868,450 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       868,450 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               868,450 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 65 of 155 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 66 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       666,800                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       666,800                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               666,800 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.9%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 67 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 31, 1990
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 68 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       166,700 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       166,700 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               166,700 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 69 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 4

         Items 2, 3, 4 and 5 of the Schedule 13D (Amendment No. 3) as filed on February 13, 1990 are hereby amended to read in their entirety as follows:

Item 2.  Identity and Background.

         This amended statement is filed by The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of Harvard and title-holding company for the endowment fund of Harvard University, Phemus Corporation ("Phemus"), a Massachusetts corporation that is a wholly-owned subsidiary of Harvard and title-holding company for the endowment fund of Harvard University and the Harvard-Yenching Institute ("HYI"), a Massachusetts nonprofit corporation. The principal executive offices of Aeneas and Phemus are located at 600 Atlantic Avenue, 15th Floor, Boston, Massachusetts 02210. The principal executive offices of Harvard are located at Massachusetts Hall, Cambridge, Massachusetts 02138. The principal executive offices of HYI are located at 2 Divinity Avenue, Cambridge, Massachusetts 02138.

         Each of Aeneas and Phemus are charitable title-holding companies for a portion of the endowment fund of Harvard University. Harvard is a Massachusetts educational corporation that administers the endowment fund of Harvard University. HYI is a Massachusetts nonprofit corporation.

         Aeneas's and Phemus's activities are carried on from their offices located at 600 Atlantic Avenue, Boston, Massachusetts. Harvard's activities are carried on from its office located at Massachusetts Hall, Cambridge, Massachusetts. HYI's activities are carried on from its office located at 2 Divinity Avenue, Cambridge, Massachusetts.

         Information relating to the directors and executive officers of Aeneas, Phemus, HYI and the individual President and Fellows of Harvard College and other executive officers of Harvard are contained in Appendix A attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas, Phemus, HYI and Harvard are citizens of the United States of America.

         None of Aeneas, Phemus, Harvard or HYI or, to the best of Aeneas's, Phemus's, Harvard's, or HYI's knowledge or belief, any of the persons listed in Appendix A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas, Phemus, Harvard nor HYI nor, to the best of Aeneas's, Phemus's, Harvard's, or HYI's knowledge and belief, any of the persons listed in Appendix A has, during the past five years, been a party to a civil proceeding of judicial or administrative



                              Page 70 of 155 Pages
body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this statement relates held by each of Aeneas, Phemus, Harvard, and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Phemus, Harvard and HYI. The amount of funds used to date to acquire beneficial ownership of the shares of Common Stock to which this statement relates held by Aeneas, Phemus, Harvard and HYI is respectively, approximately $17,302,562, $4,675,250, $1,000,000 and $500,000. Aeneas acquired 16,712 shares of Common
Stock of the Issuer in lieu of a $100,272 cash dividend in respect of its holdings of the Issuer's Series C Preferred Stock. Phemus acquired 807,500 shares of Common Stock of the Issuer upon conversion of a $370,500 principal amount note of the Issuer to Phemus. Phemus acquired an additional 60,950 shares upon conversion of the $304,750 accrued interest on the note.

Item 4.  Purpose of the Transaction.

         Each of Aeneas, Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Pursuant to the terms of a Shareholders' Agreement dated December 20, 1986, between Aeneas and Harken, Aeneas may convert shares and Promissory Notes it holds in KMI Acquisition Corporation into 500,000 shares of Harken Common Stock. Aeneas has from time to time engaged in discussions with Harken concerning the purchase by Aeneas of additional Harken Shares to finance acquisitions and proposed other programs by Harken. Aeneas has no plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.

         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 4 to the Schedule 13D filed by Aeneas on March 29, 1988, insofar as the size of their aggregate ownership has increased by more than 1%. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management.

         Item 5 of the Schedule is amended to read in its entirety as follows:

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,446,423 shares of the Common Stock (approximately 24.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days). Phemus is the beneficial owner of 868,450 shares of Common Stock (approximately 2.5% of


                              Page 71 of 155 Pages
the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Phemus has the right to acquire beneficial ownership of within 60 days). Harvard is the beneficial owner of 666,800 shares of the Common Stock (approximately 1.9% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 166,700 shares of Common Stock (approximately 0.5% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Donald D. Beane, a director of the Issuer and a Vice President of Aeneas, is the beneficial owner of 1,000 shares of the Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Michael R. Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 7,000 shares of Common Stock of the Issuer and holds options to purchase up to 25,000 additional shares of the Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 15,000 shares of Common Stock of the Issuer. Nils P. Peterson, a vice president of Aeneas, is the beneficial owner of 24,000 shares of Common Stock of the Issuer. To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                              Page 72 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1991

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer

PHEMUS CORPORATION


By: _______________________________
    Name:
    Title:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE



By: /s/ Walter M. Cabot
    ----------------------------------
    Name:  Walter M. Cabot
    Title: Deputy Treasurer


HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name: Verne O. Sedlacek
    Title:  Authorized Signatory



                              Page 73 of 155 Pages

                                   APPENDIX A

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

          I.    Directors of Aeneas

                                         Present Principal
     Name                                    Occupation
     ----                                ------------------
Jack Meyer                               President, Harvard
                                           Management Company, Inc.

Michael Eisensen                         Managing Partner, Aeneas Venture Group

Scott Sperling                           Managing Partner, Aeneas Venture Group


         II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                         Office/Position
     Name                                  with Aeneas
     ----                                ---------------
Vacancy(1)                               Chairman of the Board of Directors

Jack Meyer                               President

Henry J. Ameral                          Vice President

Verne O. Sedlacek                        Vice President and Treasurer

Michael G. Thonis                        Vice President

Scott M. Sperling                        Vice President

Nils P. Peterson                         Vice President

Michael R. Eisenson                      Vice President



                              Page 74 of 155 Pages

Maureen Streeter                         Secretary

Tami Nason                               Assistant Secretary


        III.    Trustees of HYI

                                         Present Principal
     Name                                    Occupation
     ----                                ------------------
Professor Henry Rosovsky,                Professor, Harvard University
  Chairman

T. Jefferson Coolidge, Jr.               Private Investor

Professor Daniel Ingalls                 Retired Professor, Harvard University

Ms. Phyllis D. Collins                   Trustee, Dillon Fund and the Clarence
                                           and Anne Dillon Dunwalke Trust

Dr. James T. Lavey                       President, Emory University

Dr. David W. Vikner                      President, United Board for
                                           Christian Higher Education
                                           in Asia

Dr. Nathan M. Pusey                      Retired President, Harvard University

Mr. Galen L. Stone                       Private Investor



         IV. Executive Officers of HYI (in addition to those listed under (III))

                                         Office/Position
     Name                                    with HYI
     ----                                ----------------
Professor Patrick Hannan                 Director

Edward J. Baker                          Assistant Director



                              Page 75 of 155 Pages

          V.    President and Fellows of Harvard and
                Other Executive Officers of Harvard

                                         Office/Position
     Name                                  with Harvard
     ----                                ----------------
Derek C. Bok                             President

Robert Shenton                           Secretary

D. Ronald Daniel                         Treasurer

Charles P. Slichter                      Fellow

Robert G. Stone, Jr.                     Fellow

Judith Richards Hope                     Fellow

Vacancy 4                                Fellow

Henry Rosovsky                           Fellow

Daniel Steiner                           Vice President and
                                           General Counsel

Sally Zeckhauser                         Vice President

Fred L. Glimp                            Vice President of
                                           Alumni Affairs

Robert Scott                             Vice President of
                                           Financial Affairs

John Shattuck                            Vice President of
                                           Government, Community
                                           and Public Affairs

--------
     (4) Coleman M. Mockler, Jr., a Fellow, died in January, 1991. A successor has not yet been named to fill the vacancy created by Mr. Mockler's death.



                              Page 76 of 155 Pages

         I.    Directors of Phemus

                                         Present Principal
     Name                                    Occupation
     ----                                -----------------
Jack R. Meyer                            President, Harvard Management
                                           Company

Verne O. Sedlacek                        Treasurer, Harvard Management
                                           Company

Michael R. Eisenson                      Managing Partner, Aeneas Venture
                                           Group


        II. Executive Officers of Phemus (in addition to those listed above under (I))

                                         Office/Position
     Name                                  with Phemus
     ----                                ---------------
Jack R. Meyer                            President

Verne O. Sedlacek                        Treasurer

Maureen S. Streeter                      Clerk/Secretary



                              Page 77 of 155 Pages

                                    EXHIBIT A

Member of Group                                Classification of Member
---------------                                ------------------------
Aeneas Venture Corporation                               CO

Phemus Corporation                                       CO

The President and Fellows
  of Harvard College                                     EP

Harvard-Yenching Institute                               EP



                              Page 78 of 155 Pages

                                                                     Schedule VI

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 October 2, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 79 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,674,673 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,674,673 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,674,673 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               19.8%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 80 of 155 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 October 2, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 81 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       1,123,250 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       1,123,250 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               1,123,250 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 82 of 155 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 October 2, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 83 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       496,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       496,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               496,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 84 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 October 2, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 85 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       248,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       248,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               248,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 86 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 5

         Items 2, 4 and 5 of the Schedule 13D (Amendment No. 4) as filed on February 14, 1991 are hereby amended to read in their entirety as follows:

Item 2.  Identity and Background.

         This amended statement is filed by The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of Harvard and title-holding company for the endowment fund of Harvard University, Phemus Corporation ("Phemus"), a Massachusetts corporation that is a solely controlled subsidiary of Harvard and title-holding company for the endowment fund of Harvard University and the Harvard-Yenching Institute ("HYI"), a Massachusetts nonprofit corporation. The principal executive offices of Aeneas and Phemus are located at 600 Atlantic Avenue, 15th Floor, Boston, Massachusetts 02210. The principal executive offices of Harvard are located at Massachusetts Hall, Cambridge, Massachusetts 02138. The principal executive offices of HYI are located at 2 Divinity Avenue, Cambridge, Massachusetts 02138.

         Each of Aeneas and Phemus are charitable title-holding companies for a portion of the endowment fund of Harvard University. Harvard is a Massachusetts educational corporation that administers the endowment fund of Harvard University. HYI is a Massachusetts nonprofit corporation.

         Aeneas' and Phemus' activities are carried on from their offices located at 600 Atlantic Avenue, Boston, Massachusetts. Harvard's activities are carried on from its office located at Massachusetts Hall, Cambridge, Massachusetts. HYI's activities are carried on from its office located at 2 Divinity Avenue, Cambridge, Massachusetts.

         Information relating to the directors and executive officers of Aeneas, Phemus, HYI and the individual President and Fellows of Harvard College and other executive officers of Harvard are contained in Exhibit B attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas, Phemus, HYI and Harvard are citizens of the United States of America.

         None of Aeneas, Phemus, Harvard or HYI or, to the best of Aeneas', Phemus', Harvard's, or HYI's knowledge or belief, any of the persons listed in Exhibit B has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas, Phemus, Harvard nor HYI nor, to the best of Aeneas', Phemus', Harvard's, or HYI's knowledge and belief, any of the persons listed in Exhibit B has, during the past five years, been a party to a civil proceeding of judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree



                              Page 87 of 155 Pages
or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 4.  Purpose of the Transaction.

         Each of Aeneas, Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management.

         Phemus has from time to time engaged in discussions with the Issuer concerning the purchase by Phemus of additional shares of the Issuer to finance acquisitions and proposed other programs by the Issuer. As part of its overall portfolio management as an institutional investor, Phemus may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise.

         As set forth in the Form 144 filed by Harvard with the Securities and Exchange Commission on September 19, 1991, Phemus sold 152,700 shares of Common Stock of the Issuer in open-market transactions between September 19, 1991 and October 2, 1991. The dates, number of shares sold and prices per share are as follows:

    Date of                     Shares of Common                Price
  Transaction                       Stock Sold                Per Share
  -----------                   ----------------              ---------
September 19, 1991                   62,600                     $6.50
September 23, 1991                    3,500                     $6.00
September 24, 1991                    3,100                     $6.00
September 25, 1991                    5,700                     $5.875
September 26, 1991                   23,300                     $5.75
September 27, 1991                      500                     $5.75
September 30, 1991                      500                     $5.75
October 1, 1991                       1,500                     $5.25
October 2, 1991                      52,000                     $5.25

Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 5 to the Schedule 13D filed by Aeneas on March 29, 1988, insofar as the size of their aggregate ownership has decreased by more than 1%.

Between October 3, 1991 and October 9, 1991, Phemus sold an additional 88,500 shares of Common Stock of the Issuer as follows:



                              Page 88 of 155 Pages

     Date of                    Shares of Common                Price
   Transaction                      Stock Sold                Per Share
   -----------                  -----------------             ---------
 October 3, 1991                     26,000                     $5.25
 October 4, 1991                     18,500                     $5.25
 October 7, 1991                     36,500                     $5.25
 October 8, 1991                      1,200                     $5.25
 October 9, 1991                      6,300                     $5.25

Phemus has no plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,674,673 shares of the Common Stock (approximately 19.8% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). Phemus is the beneficial owner of 1,123,250 shares of Common Stock (approximately 2.6% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Phemus has the right to acquire beneficial ownership within 60 days). Harvard is the beneficial owner of 496,000 shares of the Common Stock (approximately 1.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Harvard has the right to acquire the beneficial ownership within 60 days). HYI is the beneficial owner of 248,000 shares of Common Stock (approximately 0.6% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which HYI has the right to acquire beneficial ownership within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Michael R. Eisenson, a director of the Issuer and a vice president of Aeneas, is the beneficial owner of 10,000 shares of Common Stock of the Issuer. Scott M. Sperling, a vice president of Aeneas, is the beneficial owner of 13,000 shares of Common Stock of the Issuer. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.



                              Page 89 of 155 Pages

         (c). Except for the transactions described in Item 4 above, neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                              Page 90 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October __, 1991


AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory

HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory



                              Page 91 of 155 Pages

                                    EXHIBIT A


Member of Group                               Classification of Member
---------------                               ------------------------
Aeneas Venture Corporation                              CO

Phemus Corporation                                      CO

The President and Fellows
  of Harvard College                                    EP

Harvard-Yenching Institute                              EP



                              Page 92 of 155 Pages

                                    EXHIBIT B

                        Directors and Executive Officers

             The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

             I.   Directors of Aeneas

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Jack R. Meyer                                President, Harvard
                                               Management Company, Inc.

Michael R. Eisensen                          Managing Partner, Aeneas
                                               Group, Inc.

Scott M. Sperling                            Managing Partner, Aeneas
                                               Group, Inc.

            II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                             Office/Position
     Name                                      with Aeneas
     ----                                    ---------------
Jack R. Meyer                                President

Verne O. Sedlacek                            Vice President and Treasurer

Henry J. Ameral                              Vice President

Nils P. Peterson                             Vice President

Michael Thonis                               Vice President

Scott M. Sperling                            Vice President

Michael R. Eisenson                          Vice President

Maureen Streeter                             Secretary



                              Page 93 of 155 Pages

Tami E. Nason                                Assistant Secretary

            III.  Trustees of HYI

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Professor Henry Rosovsky,                    Professor, Harvard University
  Chairman

T. Jefferson Coolidge, Jr.                   Private Investor

Professor Daniel Ingalls                     Retired Professor, Harvard
                                               University

Ms. Phyllis D. Collins                       Trustee, Dillon Fund and the
                                               Clarence and Anne Dillon
                                               Dunwalke Trust

Dr. James T. Lavey                           President, Emory University

Dr. David W. Vikner                          President, United Board for
                                               Christian Higher Education
                                               in Asia

Dr. Nathan M. Pusey                          Retired President, Harvard
                                               University

Mr. Galen L. Stone                           Private Investor



            IV. Executive Officers of HYI (in addition to those listed under (III))

                                             Office/Position
     Name                                        with HYI
     ----                                    ---------------
Professor Patrick Hannan                     Director

Edward J. Baker                              Assistant Director



                              Page 94 of 155 Pages

             V.   President and Fellows of Harvard and
                  Other Executive Officers of Harvard

                                             Office/Position
     Name                                      with Harvard
     ----                                    ---------------
Neil Rudenstine                              President

Robert Shenton                               Secretary

D. Ronald Daniel                             Treasurer

Charles P. Slichter                          Fellow

Robert G. Stone, Jr.                         Fellow

Judith Richards Hope                         Fellow

Vacancy (5)                                  Fellow

Henry Rosovsky                               Fellow

Daniel Steiner                               Vice President and
                                               General Counsel

Sally Zeckhauser                             Vice President

Fred L. Glimp                                Vice President of
                                               Alumni Affairs

Robert Scott                                 Vice President of
                                               Financial Affairs

John Shattuck                                Vice President of
                                               Government, Community
                                               and Public Affairs

--------
     (5) Coleman M. Mockler, Jr., a Fellow, died in January, 1991. A successor has not yet been named to fill the vacancy created by Mr. Mockler's death.



                              Page 95 of 155 Pages

            VI.   Directors of Phemus

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Jack R. Meyer                                President, Harvard Management
                                               Company

Verne O. Sedlacek                            Treasurer, Harvard Management
                                               Company

Michael R. Eisenson                          Managing Partner, Aeneas
                                               Group, Inc.


           VII. Executive Officers of Phemus (in addition to those listed above under (VI))

                                             Office/Position
     Name                                       with Phemus
     ----                                    ----------------

Jack R. Meyer                                President

Verne O. Sedlacek                            Treasurer

Maureen S. Streeter                          Clerk

Michael R. Eisenson                          Vice President

Scott M. Sperling                            Vice President

Nils P. Peterson                             Vice President

Michael Thonis                               Vice President

Tami E. Nason                                Assistant Clerk



                              Page 96 of 155 Pages

                                                                    Schedule VII

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 21, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 97 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,670,673 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,670,673 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,670,673 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               19.8%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 98 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 21, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 99 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       868,450 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       868,450 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               868,450 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 100 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 21, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 101 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       496,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       496,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               496,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 102 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 21, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 103 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       248,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       248,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               248,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 104 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 6

         Items 4 and 5 of the Schedule 13D (Amendment No. 5) as filed on October 11, 1991 are hereby amended to read in their entirety as follows:

Item 4.  Purpose of the Transaction.

         Each of Aeneas, Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management.

         Each of Harvard, Aeneas, Phemus and HYI has from time to time engaged in discussions with the Issuer concerning the purchase of additional shares of the Issuer to finance acquisitions and proposed other programs by the Issuer. As part of its overall portfolio management as an institutional investor, each of Harvard, Aeneas, Phemus and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         On September 19, 1991, pursuant to Rule 144 of the Securities Act of 1933, Harvard filed a Form 144 - Notice of Proposed Sale of Securities indicating the proposed sale of up to 350,000 shares of Common Stock of the Issuer. On October 22, 1991 Harvard filed an item amendment to the Form 144 indicating the proposed sale of up to 1,109,200 shares of Common Stock of the Issuer.

         Neither Harvard, Aeneas, Phemus nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,670,673 shares of the Common Stock (approximately 19.8% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). Phemus is the beneficial owner of 868,450 shares of Common Stock (approximately 2.0% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Phemus has the right to acquire beneficial ownership with 60 days). Harvard is the beneficial owner of 496,000 shares of the Common Stock (approximately 1.1% of the shares of Common Stock based upon the most



                             Page 105 of 155 Pages
recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Harvard has the right to acquire the beneficial ownership within 60 days). HYI is the beneficial owner of 248,000 shares of Common Stock (approximately 0.6% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which HYI has the right to acquire beneficial ownership within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all such shares.

         Michael R. Eisenson, a director of the Issuer and a director and vice president of each of Phemus and Aeneas, is the beneficial owner of 10,000 shares of Common Stock of the Issuer. Scott M. Sperling, a director and vice president of Aeneas and a vice president of Phemus, is the beneficial owner of 13,000 shares of Common Stock of the Issuer. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Phemus sold 301,700 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange between September 19, 1991 and October 21, 1991. Phemus sold an additional 194,300 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange between October 22, 1991 and October 23, 1991. The dates, number of shares sold and prices per share are as follows:

    Date of                    Shares of Common                 Price
  Transaction                      Stock Sold                 Per Share
  -----------                  ----------------               ---------
September 19, 1991                   62,600                      $6.50
September 23, 1991                    3,500                      $6.00
September 24, 1991                    3,100                      $6.00
September 25, 1991                    5,700                      $5.88
September 26, 1991                   23,300                      $5.75
September 27, 1991                      500                      $5.75
September 30, 1991                    1,900                      $5.25
October 1, 1991                       1,500                      $5.25
October 2, 1991                       5,200                      $5.25
October 3, 1991                      26,000                      $5.25
October 4, 1991                      18,500                      $5.25
October 7, 1991                      36,500                      $5.25
October 8, 1991                       1,200                      $5.25
October 9, 1991                       6,300                      $5.25
October 10, 1991                      5,200                      $5.25
October 11, 1991                     10,000                      $5.25


                             Page 106 of 155 Pages

October 14, 1991                     14,000                      $5.25
October 15, 1991                     25,000                      $5.25
October 15, 1991                        500                      $5.38
October 16, 1991                      4,700                      $5.25
October 17, 1991                     12,500                      $5.25
October 18, 1991                      9,000                      $5.25
October 21, 1991                     25,000                      $5.25
October 22, 1991                     35,500                      $5.25
October 22, 1991                     50,100                      $5.38
October 22, 1991                     39,400                      $5.50
October 22, 1991                     12,000                      $5.63
October 23, 1991                     32,800                      $6.38
October 23, 1991                     24,500                      $6.25

         Aeneas sold 4,000 shares of Common Stock of the Issuer at a price per share of $6.25 in an open-market transaction on the American Stock Exchange on October 23, 1991.

         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 6 to the Schedule 13D filed on March 24, 1988 insofar as the size of their aggregate ownership decreased by more than 1% since the filing of Amendment No. 5 to the Schedule 13D on October 11, 1991.

         Except for the transactions described in this Item 5(c), neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas', Phemus' Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                             Page 107 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory



HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory



                             Page 108 of 155 Pages

                                                                   Schedule VIII

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 31, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 109 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aetneas Venture Corporation                               |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,488,073 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,488,073 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,488,073 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               19.7%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 110 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                    COPY TO:          Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 31, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 111 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       868,450 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       868,450 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               868,450 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 112 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 31, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 113 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       496,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       496,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               496,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 114 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)


Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 31, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 115 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       248,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       248,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               248,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 116 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 7

         Item 5 of the Schedule 13D (Amendment No. 6) as filed on October 25, 1991 is hereby amended to read in its entirety as follows:


Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,488,073 shares of the Common Stock (approximately 19.7% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). Phemus is the beneficial owner of 868,450 shares of Common Stock (approximately 2.0% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Phemus has the right to acquire beneficial ownership within 60 days). Harvard is the beneficial owner of 496,000 shares of the Common Stock (approximately 1.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Harvard has the right to acquire the beneficial ownership within 60 days). HYI is the beneficial owner of 248,000 shares of Common Stock (approximately 0.6% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which HYI has the right to acquire beneficial ownership within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Michael R. Eisenson, a director of the Issuer and a director and vice president of each of Phemus and Aeneas, is the beneficial owner of 10,000 shares of Common Stock of the Issuer. Scott M. Sperling, a director and vice president of Aeneas and a vice president of Phemus, is the beneficial owner of 13,000 shares of Common Stock of the Issuer. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). In addition to those transactions reported in Amendment No. 6 to the Schedule 13D filed on October 25, 1991 relating to the sales of 500,000 shares of Common Stock of the Issuer by Phemus and Aeneas in open market transactions on the American Stock Exchange between September 19, 1991 and October 23, 1991, Aeneas sold 182,600 shares of Common Stock of the



                             Page 117 of 155 Pages

Issuer in open-market transactions on the American Stock Exchange between October 24, 1991 and October 31, 1991. The dates, number of shares sold and prices per share of shares sold since the date of the filing of Amendment No. 6 to the Schedule 13D are as follows:

    Date of                  Shares of Common                 Price
  Transaction                   Stock Sold                   Per Share
  -----------                ----------------                ---------
October 24, 1991                  37,700                       $6.00
October 25, 1991                   2,900                       $6.00
October 25, 1991                     500                       $5.88
October 25, 1991                   2,000                       $5.75
October 28, 1991                   4,300                       $6.00
October 28, 1991                   4,100                       $5.88
October 29, 1991                  11,900                       $5.50
October 29, 1991                   1,000                       $5.63
October 29, 1991                  15,800                       $5.75
October 29, 1991                   9,600                       $5.88
October 30, 1991                   5,000                       $5.63
October 30, 1991                   4,400                       $5.75
October 30, 1991                   3,400                       $5.88
October 31, 1991                  55,000                       $5.50
October 31, 1991                  24,600                       $5.63
October 31, 1991                     400                       $5.75


         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 7 to the Schedule 13D filed on March 24, 1988 insofar as the size of their aggregate ownership decreased by more than 1% since the filing of Amendment No. 6 to the Schedule 13D on October 25, 1991.

         Except for the transactions described in this Item 5(c), neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                             Page 118 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November __, 1991


AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory




                             Page 119 of 155 Pages

                                                                     Schedule IX
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                November 4, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 120 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,061,473 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,061,473 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,061,473 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               18.4%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 121 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                November 4, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 122 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       868,450 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       868,450 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               868,450 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               2.0%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 123 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            Harken Energy Corporation
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                November 4, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 124 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       496,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       496,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               496,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 125 of 155 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                November 4, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 126 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       248,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       248,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               248,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 127 of 155 Pages

                                  SCHEDULE 13D

                                 Amendment No. 8

         Items 4 and 5 of the Schedule 13D (Amendment No. 7) as filed on November 5, 1991 are hereby amended to read in their entirety as follows:

Item 4.  Purpose of the Transaction.

         Each of Aeneas, Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management.

         Each of Harvard, Aeneas, Phemus and HYI has from time to time engaged in discussions with the Issuer concerning the purchase of additional shares of the Issuer to finance acquisitions and proposed other programs by the Issuer. As part of its overall portfolio management as an institutional investor, each of Harvard, Aeneas, Phemus and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         On September 19, 1991, pursuant to Rule 144 of the Securities Act of 1933, Harvard filed a Form 144 - Notice of Proposed Sale of Securities indicating the proposed sale of up to 350,000 shares of Common Stock of the Issuer. On October 22, 1991 Harvard filed an item amendment to the Form 144 indicating the proposed sale of up to 1,109,200 shares of Common Stock of the Issuer. A total of 1,109,200 shares of Common Stock of the Issuer were sold in open-market transactions between September 19, 1991 and November 5, 1991.

         Pursuant to certain existing registration rights as described more fully in the registration statement filed by the Issuer with the Securities and Exchange Commission on Friday, November 8, 1991, Harvard has included in such registration statement for future sale from time to time up to 3,517,148 shares of Common Stock of the Issuer.

         Neither Harvard, Aeneas, Phemus nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.

Item 5.  Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 8,061,473 shares of the Common Stock (approximately 18.4% of the shares of Common Stock based upon the most recently available



                             Page 128 of 155 Pages
filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). Phemus is the beneficial owner of 868,450 shares of Common Stock (approximately 2.0% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Phemus has the right to acquire beneficial ownership within 60 days). Harvard is the beneficial owner of 496,000 shares of the Common Stock (approximately 1.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Harvard has the right to acquire the beneficial ownership within 60 days). HYI is the beneficial owner of 248,000 shares of Common Stock (approximately 0.6% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which HYI has the right to acquire beneficial ownership within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         Michael R. Eisenson, a director of the Issuer and a director and vice president of each of Phemus and Aeneas, is the beneficial owner of 10,000 shares of Common Stock of the Issuer. Scott M. Sperling, a director and vice president of Aeneas and a vice president of Phemus, is the beneficial owner of 13,000 shares of Common Stock of the Issuer. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). In addition to those transactions reported in Amendment No. 7 to the Schedule 13D filed on November 5, 1991 relating to the sales of 682,600 shares of Common Stock of the Issuer by Phemus and Aeneas in open market transactions on the American Stock Exchange between September 19, 1991 and October 31, 1991, Aeneas sold 426,600 shares of Common Stock of the Issuer in open-market transactions on the American Stock Exchange between November 1, 1991 and November 5, 1991. The dates, number of shares sold and prices per share of shares sold since the date of the filing of Amendment No. 7 to the Schedule 13D are as follows:

    Date of                      Shares of Common               Price
  Transaction                        Stock Sold                Per Share
  -----------                    ----------------              ---------
November 1, 1991                      40,400                     $5.63
November 1, 1991                       3,500                     $5.75
November 4, 1991                      10,300                     $5.63
November 4, 1991                      49,700                     $5.75
November 4, 1991                       1,000                     $5.88
November 5, 1991                      75,000                     $5.88
November 5, 1991                      75,000                     $6.00
November 5, 1991                      25,000                     $6.13



                             Page 129 of 155 Pages

November 5, 1991                      35,000                     $6.25
November 5, 1991                      46,700                     $6.38
November 5, 1991                      19,200                     $6.50
November 5, 1991                      10,800                     $6.63
November 5, 1991                      10,000                     $6.75
November 5, 1991                      10,000                     $6.88
November 5, 1991                      15,000                     $7.00

         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 8 to the Schedule 13D filed on March 24, 1988 insofar as the size of their aggregate ownership decreased by more than 1% since the filing of Amendment No. 7 to the Schedule 13D on November 5, 1991.

         Except for the transactions described in this Item 5(c), neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.



                             Page 130 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November __, 1991


AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ----------------------------------
    Name:   Verne O. Sedlacek
    Title:  Authorized Signatory



                             Page 131 of 155 Pages

                                                                      Schedule X
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 26, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 132 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,061,473                                    |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,061,473                                    |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,061,473                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               18.3%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 133 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       370,289                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       370,289                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               370,289                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.8%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 134 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       480,666                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       480,666                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               480,666                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 135 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       235,575                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       ---                                          |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       235,575                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       ---                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               235,575                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 136 of 155 Pages

                         AMENDMENT NO. 9 TO SCHEDULE 13D

                            Harken Energy Corporation

Item 5.  Interest in Securities of the Issuer.

         Item 5(a); (b) is hereby amended to read as follows:

         (a), (b). Aeneas is the beneficial owner of 8,061,473 shares of Common Stock (approximately 18.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). The shares of Common Stock reported herein as beneficially owned by Aeneas include 25,000 shares of Common Stock that Aeneas has an option to purchase, at any time, at a purchase price of $5.625 per share. Phemus is the beneficial owner of 370,289 shares of Common Stock (approximately 0.8% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission). Harvard is the beneficial owner of 480,666 shares of the Common Stock (approximately 1.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission). HYI is the beneficial owner of 235,575 shares of Common Stock (approximately 0.5% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         Item 5(c) is amended by adding thereto the following:

         (c). During the sixty-day period ended on October 26, 1992, Phemus sold 406,824 shares of Common Stock of the Issuer in open-market transactions. The dates, number of shares sold and prices per share of shares sold by Phemus are as follows:

    Date of                                                     Price
  Transaction                    Shares Sold                  Per Share
  -----------                    -----------                  ---------
October 20, 1992                    15,197                      $2.25
October 21, 1992                     1,657                      $2.25
October 22, 1992                    75,246                      $2.25
October 23, 1992                    26,709                      $2.38
October 23, 1992                       461                      $2.56
October 23, 1992                   133,637                      $2.50
October 23, 1992                    21,183                      $2.63
October 23, 1992                     2,210                      $2.75
October 26, 1992                    64,654                      $2.31
October 26, 1992                    58,944                      $2.38



                             Page 137 of 155 Pages

October 26, 1992                     6,926                      $2.50

         During the sixty-day period ended on October 26, 1992, Harvard sold 23,412 shares of Common Stock of the Issuer in open-market transactions. The dates, number of shares sold and prices per share sold by Harvard are as follows:

    Date of                                                     Price
  Transaction                     Shares Sold                 Per Share
  -----------                     -----------                 ---------
October 20, 1992                       875                      $2.25
October 21, 1992                        96                      $2.25
October 22, 1992                     4,330                      $2.25
October 23, 1992                     1,537                      $2.38
October 23, 1992                        27                      $2.56
October 23, 1992                     7,690                      $2.50
October 23, 1992                     1,219                      $2.63
October 23, 1992                       127                      $2.75
October 26, 1992                     3,720                      $2.31
October 26, 1992                     3,392                      $2.38
October 26, 1992                       399                      $2.50

         During the sixty-day period ended on October 26, 1992, HYI sold 11,484 shares of Common Stock of the Issuer in open-market transactions. The dates, number of shares sold and prices per share sold by HYI are as follows:

    Date of                                                     Price
  Transaction                      Shares Sold                Per Share
  -----------                      -----------                ---------
October 20, 1992                       428                      $2.25
October 21, 1992                        47                      $2.25
October 22, 1992                     2,124                      $2.25
October 23, 1992                       754                      $2.38
October 23, 1992                        13                      $2.56
October 23, 1992                     3,773                      $2.50
October 23, 1992                       598                      $2.63
October 23, 1992                        62                      $2.75
October 26, 1992                     1,825                      $2.31
October 26, 1992                     1,664                      $2.38
October 26, 1992                       196                      $2.50

         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 9 to the Schedule 13D filed on March 24, 1988 insofar as the size of their aggregate ownership decreased by more than 1% since the filing of Amendment No. 8 to the Schedule 13D on November 12, 1991.



                             Page 138 of 155 Pages

         Except for the transactions described in this Item 5(c), neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the 60-day period ended October 26, 1992. To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the 60-day period ended October 26, 1992.



                             Page 139 of 155 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210


         I.   Directors of Aeneas

                                             Present Principal
  Name                                           Occupation
  ----                                       -----------------
Jack R. Meyer                       President, Harvard Management Company, Inc.

Michael R. Eisenson                 Managing Partner, Aeneas Group, Inc.

Scott M. Sperling                   Managing Partner, Aeneas Group, Inc.


        II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                             Office/Position
     Name                                       with Aeneas
     ----                                    ----------------
Jack R. Meyer                       President

Verne O. Sedlacek                   Vice President and Treasurer

Michael Thonis                      Vice President

Scott M. Sperling                   Vice President

Michael R. Eisenson                 Vice President

Tami E. Nason                       Assistant Secretary



                             Page 140 of 155 Pages

       III.   Trustees of HYI

                                             Present Principal
     Name                                         Occupation
     ----                                    ------------------
Professor Henry Rosovsky,           Professor, Harvard University
 Chairman

T. Jefferson Coolidge, Jr.          Private Investor

Professor Daniel Ingalls            Retired Professor, Harvard University

Ms. Phyllis D. Collins              Trustee, Dillon Fund and the Clarence and
                                      Anne Dillon Dunwalke Trust

Dr. James T. Lavey                  President, Emory University

Dr. David W. Vikner                 President, United Board for Christian Higher
                                      Education in Asia

Dr. Nathan M. Pusey                 Retired President, Harvard University

Mr. Galen L. Stone                  Private Investor


        IV. Executive Officers of HYI (in addition to those listed under (III))

                                             Office/Position
     Name                                        with HYI
     ----                                    ---------------
Professor Patrick Hannan            Director

Edward J. Baker                     Assistant Director



                             Page 141 of 155 Pages

         V.   President and Fellows of Harvard and
              Other Executive Officers of Harvard

                                             Office/Position
     Name                                      with Harvard
     ----                                    ---------------
Neil Rudenstine                     President

Robert Shenton                      Secretary

D. Ronald Daniel                    Treasurer

Charles P. Slichter                 Fellow

Robert G. Stone, Jr.                Fellow

Judith Richards Hope                Fellow

Richard A. Smith                    Fellow

Henry Rosovsky                      Fellow

Daniel Steiner                      Vice President and General Counsel

Sally Zeckhauser                    Vice President

Fred L. Glimp                       Vice President of Alumni Affairs

Robert Scott                        Vice President of Financial Affairs

John Shattuck                       Vice President of Government, Community and
                                      Public Affairs



                             Page 142 of 155 Pages

        VI.   Directors of Phemus

                                             Present Principal
     Name                                        Occupation
     ----                                    -----------------
Jack R. Meyer                       President, Harvard Management Company

Verne O. Sedlacek                   Treasurer, Harvard Management Company

Michael R. Eisenson                 Managing Partner, Aeneas Group, Inc.



       VII. Executive Officers of Phemus (in addition to those listed above under (VI))

                                             Office/Position
     Name                                       with Phemus
     ----                                    ---------------
Jack R. Meyer                       President

Verne O. Sedlacek                   Treasurer

Michael R. Eisenson                 Vice President

Scott M. Sperling                   Vice President

Michael Thonis                      Vice President

Tami E. Nason                       Assistant Clerk



                             Page 143 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 10, 1992


AENEAS VENTURE CORPORATION


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Vice President/Treasurer


PHEMUS CORPORATION


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title:  Authorized Signatory



                             Page 144 of 155 Pages

                                                                     Schedule XI

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                            Harken Energy Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    412552101
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                February 15, 1993
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 145 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       8,061,473                                    |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |                                                    |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       8,061,473                                    |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               8,061,473                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               13.4%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 146 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       321,679                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |                                                    |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       321,679                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               321,679                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 147 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       468,367                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |                                                    |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       468,367                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               468,367                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.8%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 148 of 155 Pages

------------------------           13D            ------------------------------
CUSIP No. 412552101    |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               Not Applicable                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       234,204                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |                                                    |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       234,204                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               234,204                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.4%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 149 of 155 Pages

                        AMENDMENT NO. 10 TO SCHEDULE 13D

                            Harken Energy Corporation

Item 5.  Interest in Securities of the Issuer.

         Item 5(a); (b) is hereby amended to read as follows:

         (a), (b). Aeneas is the beneficial owner of 8,061,473 shares of Common Stock (approximately 13.4% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock of which Aeneas has the right to acquire beneficial ownership within 60 days). The shares of Common Stock reported herein as beneficially owned by Aeneas include 25,000 shares of Common Stock that Aeneas has an option to purchase, at any time, at a purchase price of $5.625 per share. Phemus is the beneficial owner of 321,679 shares of Common Stock (approximately 0.5% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission). Harvard is the beneficial owner of 468,367 shares of the Common Stock (approximately 0.8% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission). HYI is the beneficial owner of 234,204 shares of Common Stock (approximately 0.4% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         Aeneas, Phemus, Harvard and HYI are at this time filing this Amendment No. 10 to the Schedule 13D filed on March 24, 1988 insofar as the size of their aggregate ownership decreased significantly since the filing of Amendment No. 9 to the Schedule 13D on November 12, 1992 as a result of the issuance by the Issuer of an additional 14,210,357 shares of Common Stock on or around February 15, 1993, pursuant to the Amended and Restated Agreement and Plan of Merger dated October 1, 1992 among the Issuer, Chuska Resources Corporation, a Nevada corporation, and Chuska Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Issuer.



                             Page 150 of 155 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210


         VIII.  Directors of Aeneas

                                                 Present Principal
     Name                                            Occupation
     ----                                        -----------------
Jack R. Meyer                        President, Harvard Management Company, Inc.

Michael R. Eisenson                  Managing Partner, Aeneas Group, Inc.

Scott M. Sperling                    Managing Partner, Aeneas Group, Inc.


           IX. Executive Officers of Aeneas (in addition to those listed above under (I))

                                                 Office/Position
     Name                                           with Aeneas
     ----                                        ---------------
Jack R. Meyer                        President

Verne O. Sedlacek                    Vice President and Treasurer

Michael Thonis                       Vice President

Scott M. Sperling                    Vice President

Michael R. Eisenson                  Vice President

Tami E. Nason                        Assistant Secretary



                             Page 151 of 155 Pages

            X.  Trustees of HYI

                                            Present Principal
     Name                                      Occupation
     ----                                   -----------------
Professor Henry Rosovsky,            Professor, Harvard University
 Chairman

T. Jefferson Coolidge, Jr.           Private Investor

Professor Daniel Ingalls             Retired Professor, Harvard University

Ms. Phyllis D. Collins               Trustee, Dillon Fund and the Clarence and
                                       Anne Dillon Dunwalke Trust

Dr. James T. Lavey                   President, Emory University

Dr. David W. Vikner                  President, United Board for Christian
                                       Higher Education in Asia

Dr. Nathan M. Pusey                  Retired President, Harvard University

Mr. Galen L. Stone                   Private Investor


           XI. Executive Officers of HYI (in addition to those listed under (III))

                                     Office/Position
     Name                               with HYI
     ----                            ---------------
Professor Patrick Hannan             Director

Edward J. Baker                      Assistant Director



                             Page 152 of 155 Pages

          XII.  President and Fellows of Harvard and
                Other Executive Officers of Harvard

                                     Office/Position
     Name                              with Harvard
     ----                            ---------------
Neil Rudenstine                      President

Robert Shenton                       Secretary

D. Ronald Daniel                     Treasurer

Charles P. Slichter                  Fellow

Robert G. Stone, Jr.                 Fellow

Judith Richards Hope                 Fellow

Richard A. Smith                     Fellow

Henry Rosovsky                       Fellow

Margaret H. Marshall                 Vice President and General Counsel

Sally Zeckhauser                     Vice President

Fred L. Glimp                        Vice President of Alumni Affairs

Robert Scott                         Vice President of Financial Affairs



                             Page 153 of 155 Pages

         XIII.  Directors of Phemus

                                                 Present Principal
     Name                                            Occupation
     ----                                        -----------------
Jack R. Meyer                        President, Harvard Management Company

Verne O. Sedlacek                    Treasurer, Harvard Management Company

Michael R. Eisenson                  Managing Partner, Aeneas Group, Inc.



          XIV. Executive Officers of Phemus (in addition to those listed above under (VI))


                                                 Office/Position
     Name                                           with Phemus
     ----                                        ---------------
Jack R. Meyer                        President

Verne O. Sedlacek                    Treasurer

Michael R. Eisenson                  Vice President

Scott M. Sperling                    Vice President

Michael Thonis                       Vice President

Tami E. Nason                        Assistant Clerk



                             Page 154 of 155 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 15, 1993


AENEAS VENTURE CORPORATION


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Vice President/Treasurer


PHEMUS CORPORATION


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By:   /s/ Verne O. Sedlacek
   -------------------------------
   Name:  Verne O. Sedlacek
   Title:  Authorized Signatory


                             Page 155 of 155 Pages